Exhibit 99.1

For Immediate Release

YOUBET.COM REPORTS 2009 FOURTH QUARTER AND FULL YEAR RESULTS

Burbank, CA, March 11, 2010 – Youbet.com, Inc. (NASDAQ: UBET) today announced its 2009 fourth quarter and full year financial results.  The Company reported fourth quarter 2009 earnings per diluted share from continuing operations of $0.19, compared to a loss per diluted share of $0.29 in the fourth quarter of 2008.  Fourth quarter 2009 results included an $8.1 million income tax benefit while fourth quarter 2008 results included an $11.2 million impairment charge.  Excluding these items, fourth quarter 2009 earnings per diluted share from continuing operations would have been $0.01, while fourth quarter 2008 loss per diluted share would have been $0.02.

The following table sets forth certain operating data, income (loss) per share data and Youbet Express handle for the three and twelve-month periods ended December 31, 2009 and 2008.

(in 000's, except per share amounts)	Three months ended December 31,			Twelve months ended December 31,
	2009	2008	Change	2009	2008	Change
Total revenue	$25,272	$25,960	$(688)	$111,380	$109,028	$2,352
Gross profit (1)	8,712	8,961	(249)	37,568	41,413	(3,845)
Income (loss) from continuing operations	8,467	(12,037)	20,504	11,636	(5,823)	17,459
Income (loss) from discontinued operations (2)	-	2,114	(2,114)	(18)	1,372	(1,390)
Net income (loss)	$8,467	$(9,923)	$18,390	$11,618	$(4,451)	$16,069

Diluted income (loss) per share	2009	2008	Change	2009	2008	Change

Income (loss) from continuing operations	$0.19	$(0.29)	$0.48	$0.27	$(0.14)	$0.41
Income (loss) from discontinued operations	0.00	0.05	$(0.05)	0.00	0.03	(0.03)
Net income (loss) per common share	$0.19	$(0.24)	$0.43	$0.27	$(0.11)	$0.38

Youbet Express handle	$106,614	$107,341	$(727)	$480,297	$438,261	$42,036

(1) Gross profit is total revenues less track fees, licensing fees, contract costs, equipment costs and network operations, each as calculated in accordance with accounting principles generally accepted in the United States (GAAP) and as presented on the condensed consolidated statements of operations included with this release.

(2) Effective February 15, 2008, Youbet ceased operations at International Racing Group (IRG), and accordingly, has accounted for such operations retroactively as discontinued operations.

“We are pleased with our fourth quarter results given the strong economic headwinds facing the overall horse racing and pari-mutuel industry,” said Youbet President and Chief Executive Officer David Goldberg.  “In the fourth quarter, the number of weekly unique wagerers increased 7%; however, due to economic pressures, the average handle per unique weekly wagerer decreased 7% versus the prior-year quarter.  Looking at the full year 2009, we increased Youbet Express handle by 10% while the industry declined approximately 10%, all while improving many key features on our best-in-class wagering platform.  We added new players and significantly increased the number of active wagerers playing on the Youbet Express system by 15% year-over-year.  We believe that the increase in players on the system is a positive leading indicator which positions the company well as the economy begins to turn around.”

Segment Results

	Youbet Express			United Tote
	Three months ended December 31,			Three months ended December 31,
(in 000's)	2009	2008	% Change	2009	2008	% Change

Revenue (1)	$19,943	$20,676	(3.5%)	$5,747	$5,583	2.9%
Gross profit (2)	6,685	6,948	(3.8%)	2,027	2,013	0.7%
Operating expenses (3)	5,781	6,747	(14.3%)	2,801	13,859	(79.8%)

Income (loss) from continuing operations
before other income (expense) and income tax	$904	$201	349.8%	$(774)	$(11,846)	(93.5%)

Gross profit margin	33.5%	33.6%		35.3%	36.1%

(1) Revenues exclude intersegment eliminations of $0.4 million in 2009 and $0.3 million in 2008, respectively.

(2) Gross profit for Youbet Express is commissions and other revenues less track fees, licensing fees, and network operations. Gross profit for United Tote is total contract revenues and equipment sales less contract costs and equipment costs.  Each line item is calculated in accordance with GAAP and presented on the condensed consolidated statements of operations data included with this release.

(3) In December 2008, United Tote recognized $11.2 million in impairment charges.

Revenue at Youbet Express for the fourth quarter of 2009 declined 4% year-over-year to $19.9 million, and gross profit was down 4% as well when compared to the prior-year quarter, primarily due to an increase in player incentives. Income from continuing operations before other income (expense) and income tax at Youbet Express was $0.9 million during the fourth quarter of 2009, up $0.7 million or 350% from the fourth quarter of 2008 primarily due to reduced compensation costs and a credit in business taxes as a result of a settlement with the City of Los Angeles, partially offset by an increase in merger and acquisition costs related to the impending Churchill Downs merger.  EBITDA from continuing operations at Youbet Express in the fourth quarter of 2009 was $1.5 million, up $0.8 million or 123% from the fourth quarter of 2008.

For the fourth quarter of 2009, revenue at United Tote increased 3%, primarily as a result of increased equipment sales.  United Tote’s loss from continuing operations before other income (expense) and income tax for the fourth quarter of 2009 was $0.8 million, compared to a loss of $11.8 million in the fourth quarter of 2008 (which includes the $11.2 million impairment charge).  EBITDA from continuing operations at United Tote in the fourth quarter of 2009 was $0.5 million, a decline of 58% compared to the fourth quarter of 2008 primarily due to write-offs of obsolete inventory.

Fourth Quarter 2009 Operating Results

The following table summarizes the key Youbet Express components of revenue for the three-month periods ended December 31, 2009 and 2008.

	Three Months Ended December 31,
	2009	2008	Change
	(in thousands, except for Yield)
Youbet Express
Total Wagers (Handle)	$106,614	$107,341	(0.7%)
Commissions from Handle	19,409	20,145	(3.7%)
Other Revenue	534	532	0.4%)
Total Revenue	19,943	20,677	(3.5%)
Net Track Revenue (1)	$7,454	$7,752	(3.8%)
Yield (2)	7.0%	7.2%	-20 bps

	Handle
Handle Detail	(in thousands)

4Q08 Handle	$107,341
4Q09 New Content	9,051
4Q08 Same-track and same-state (3)	116,392
4Q09 Primarily same-track change	(9,778)
4Q09 Handle	$106,614

(1)
Net track revenue is calculated as commission revenue less track and licensing fees, each as calculated in accordance with GAAP and presented in the condensed consolidated statements of operations information attached to this release and is used to calculate yield.

(2)
Youbet Express yield, defined as “commission revenue less track and licensing fees as a percentage of handle”  (each calculated in accordance with generally accepted accounting principles), decreased 0.2% to 7.0% in the fourth quarter of 2009 versus 7.2% in the fourth quarter of 2008. The yield decline reflects the impact of an increase in player incentives.

(3)	Estimated handle wagered in the fourth quarter of 2008 on tracks that Youbet Express received content on in the fourth quarter of 2009 to provide a same-track comparison.

Total revenue in the fourth quarter of 2009 was $25.3 million, a decrease of 3% from $26.0 million in the prior-year quarter.

Youbet Express revenue was $19.9 million for the fourth quarter of 2009, down 4% from fourth quarter 2008 based on handle of $106.6 million, a 1% decline from the prior-year quarter.  Youbet Express yield in the fourth quarter of 2009 was 7.0%, a decrease of 20 basis points from the prior-year quarter primarily due to an increase in player incentives.

Fourth quarter 2009 handle of $106.6 million was essentially flat compared with the fourth quarter 2008 handle, as a decrease in handle on existing tracks was mostly offset by new content primarily from TrackNet. Youbet Express handle attributed to new content was up 8%, or $9.1 million, offset by a decline in same-track and same-state handle of $9.8 million, or 9%, compared to the fourth quarter of 2008 due to the overall weak economy and fewer racing days at several racetracks.

For the fourth quarter of 2009, contract revenue at United Tote of $5.1 million was down $0.2 million, or 3%, from the prior-year quarter, while equipment sales increased $0.3 million, or 115%, from the prior-year quarter.  Contract costs of $3.6 million were up 4% from the prior-year quarter, as increases in ticket paper expense and inventory write-downs more than offset decreases in freight, maintenance expense, supplies and outside labor expenses.  Gross profit for the fourth quarter of 2009 remained flat compared with the prior-year quarter at $2.0 million, with gross profit margin falling to 35.3% from 36.1%, primarily as a result of the increase in contract costs.

Total operating expenses associated with continuing operations for the fourth quarter of 2009 were $8.6 million, a decrease of $12.0 million or 58% from the prior-year quarter.  Excluding an $11.2 million impairment charge in the fourth quarter of 2008, total operating expenses for the fourth quarter of 2009 decreased $0.8 million, or 9%, from the prior-year quarter.  Research and development costs of $0.8 million were comparable with the same quarter in 2008.  Sales and marketing costs of $1.7 million were up $0.1 million, or 9%, from 2008 levels due to increases in personnel and new initiatives undertaken in relation to marketing programs and customer acquisition activities.  General and administrative expense, which includes payroll-related costs, transaction processing fees and professional consulting fees, was $4.3 million in the fourth quarter of 2009, a decrease of $0.6 million, or 13%, from the fourth quarter of 2008.  The decrease was primarily due to a $1.1 million decrease in compensation costs and a $1.1 million credit in business taxes as a result of a settlement with the City of Los Angeles, offset by $1.8 million in professional fees for merger and acquisition costs associated with the impending merger with Churchill Downs.  Depreciation and amortization expense of $1.8 million declined $0.3 million, or 15%, compared to the fourth quarter of 2008, exclusive of the $11.2 million impairment charge in the fourth quarter of 2008.

EBITDA from continuing operations in the fourth quarter of 2009 was $2.0 million, up 12% from $1.8 million in the fourth quarter of 2008.

For the fourth quarter of 2009, net income from continuing operations, which includes Youbet Express and United Tote, was $8.5 million, or $0.19 per diluted share, compared to a net loss from continuing operations of $12.0 million, or $0.29 per diluted share, in the prior-year period.  Fourth quarter 2009 results included an $8.1 million income tax benefit primarily due to a reduction in the company’s valuation allowance against its deferred tax assets, while fourth quarter 2008 results included an $11.2 million impairment charge.  Excluding these items, net income from continuing operations for the fourth quarter of 2009 would have been $0.4 million, or $0.01 per diluted share, while net loss from continuing operations for the fourth quarter of 2008 would have been $0.8 million, or $0.02 per diluted share.

Full Year 2009 Operating Results

Total revenue for the full year 2009 increased 2% to $111.4 million from $109.0 million in 2008.

Youbet Express revenue for the full year 2009 increased 6% from the prior year to $90.7 million, based on handle of $480.3 million – a 10% rise from 2008 handle.  Youbet Express yield for the full year 2009 was 6.9%, a decline of 100 basis points from the prior year primarily due to increased track fees related to changes in track mix resulting from the return of certain lower yielding TrackNet content, increased revenue sharing expense associated with the company’s co-branding agreement with tracks in Illinois and an increase in player incentives (which included accrual adjustments related to the Youbet player rewards program, Youbet Advantage).

Contract revenue and equipment sales at United Tote for the full year 2009 declined by 11% to $21.7 million from $24.4 million in the prior year, largely due to reduced handle processed due to track closures and a general industry decline in wagering.  Contract and equipment costs for the full year 2009 were $15.0 million, down $0.3 million, or 2%, compared with the prior year.

Gross profit for the full year 2009 declined 9% to $37.6 million compared to $41.4 million in the prior year attributable to the increase in track fees and player incentives for Youbet Express and the decline in revenues and relatively flat cost structure for United Tote as described above.

Total operating expenses associated with continuing operations for the full year 2009 were $33.6 million, a decrease of $12.1 million, or 26%, from 2008.  Excluding an $11.2 million impairment charge in 2008, total operating expenses in 2009 decreased $0.9 million, or 3%, from the prior year.  Research and development costs of $3.3 million were down $0.1 million, or 4%, from 2008.  Sales and marketing costs of $6.1 million were up $0.8 million, or 16%, from 2008 due to an increase in sales and marketing personnel and new initiatives undertaken in relation to marketing programs and customer acquisition activities.  General and administrative expense, which includes payroll-related costs, transaction processing fees and professional consulting fees, was $17.0 million for 2009, a decrease of $0.7 million, or 4%, from the prior year primarily due to savings of $2.1 million in compensation costs due mainly to a reduction in severance and bonus expense and a $1.1 million credit in business taxes as a result of a settlement with the City of Los Angeles, which were partially offset by $2.6 million in professional fees for merger and acquisition costs primarily related to the impending Churchill Downs merger.  Depreciation and amortization expense of $7.2 million declined $0.9 million, or 11%, compared to 2008, exclusive of the $11.2 million impairment charge in 2008.

EBITDA from continuing operations for the full year 2009 was $11.7 million, down 23% or $3.5 million from $15.1 million in the prior year.

For the full year 2009, net income from continuing operations, which includes Youbet Express and United Tote, was $11.6 million, or $0.27 per diluted share, compared to a net loss from continuing operations of $5.8 million, or $0.14 per diluted share, in the prior year.  2009 results included an $8.1 million income tax benefit due to a reduction in the company’s valuation allowance against its deferred tax assets, while 2008 results included an $11.2 million impairment charge.  Excluding these items, net income from continuing operations for 2009 would have been $3.5 million, or $0.08 per diluted share, while the net loss from continuing operations for 2008 would have been net income from continuing operations of $5.4 million, or $0.13 per diluted share.

Liquidity and Capital Resources

As of December 31, 2009, the company had net working capital of $7.1 million, compared to negative working capital of $0.8 million at December 31, 2008.  As of December 31, 2009, the company had $15.9 million in cash and cash equivalents, $4.6 million in restricted cash and $7.2 million in total debt.  Net cash provided by operating activities from continuing operations for 2009 was $7.7 million, a $7.3 million decrease from the prior year due to a decline in operating margins and cash requirements associated with the paydown of various liabilities.  Net cash used in investing activities for 2009 was $3.0 million, an increase of $1.7 million from the prior year due to increased expenditures on property and equipment.  Net cash used in financing activities in 2009 of $5.3 million increased $2.0 million when compared to that used in 2008, due to higher loan repayments in 2009 in accordance with the terms of the related debt.

The company has a loan and security agreement that provides for a $5.0 million revolving credit facility and a $10.0 million term loan.  The principal of the term loan is to be repaid in equal quarterly installments of $1.25 million plus interest, and payments commenced on December 31, 2008.  Both the revolving credit facility and the term loan mature on November 30, 2010.  As of December 31, 2009, Youbet owed $3.8 million under the term loan and no amount was outstanding under the revolving credit facility.  Management believes that unrestricted cash on hand and cash generated by operating activities will be sufficient to pay scheduled payments on the term loan and the remaining balance expected to be owed at maturity.

On April 1, 2009, Youbet announced that it had modified and extended its stock repurchase program, allowing the company to repurchase up to 10% of its common shares outstanding as of March 31, 2009.  As of March 10, 2010, no repurchases have been made under the program.

Conference Call Information

The company will host a conference call and webcast today at 5:00 p.m. Eastern time.  Both the call and webcast are open to the general public.

The conference call number is 877-419-6594.  Please call ten minutes in advance to ensure that you are connected prior to the presentation.  Interested parties may also access the live call on the Internet at http://www.youbet.com (select About Youbet.com).  Please log-on 15 minutes in advance to ensure that you are connected prior to the call's initiation.  Questions and answers will be reserved for call-in analysts and investors.  Following its completion, a replay of the call can be accessed for 30 days on the Internet at the above link.

Reconciliation of Non-GAAP Financial Measures

This release contains disclosure regarding EBITDA from continuing operations, which is a financial measure that is not calculated in accordance with GAAP.  “EBITDA” is defined as earnings before interest, income taxes, and depreciation and amortization expense.

Youbet.com
Reconciliation of Non-GAAP Financial Measures
EBITDA From Continuing Operations from Income from Continuing Operations
($ in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

Income from Continuing Operations	$8,467	$(12,037)	$11,636	$(5,823)
Income tax	(8,419)	296	(7,938)	658
Interest (income)expense,net	170	233	736	1,011
Depreciation and amortization	1,790	13,311	7,217	19,286
EBITDA from Continuing Operations	2,008	1,803	11,651	15,132

EBITDA by Segment
ADW	$1,537	$690	$9,888	$10,537
Totalizator	471	1,113	1,763	4,595
EBITDA from Continuing Operations	$2,008	$1,803	$11,651	$15,132

“Management believes that the presentation of EBITDA from continuing operations provides useful information to investors regarding the Company’s results of operations because this non-GAAP financial measure is among the primary metrics by which management evaluates operating performance of the Company’s business, on which internal budgets are based, by which management and other employees within the Company are compensated, and on which the Company’s debt covenants are based.  The Company uses and believes investors and other external users of the Company’s financial statements benefit from the presentation of EBITDA from continuing operations in evaluating its operating performance because:

•
This measure provides greater insight into management decision making at the Company as EBITDA from continuing operations is one of management’s primary internal metrics for evaluating the operating performance of the Company’s overall business and underlying segment results. Management believes that investors should have access to the same information that it uses internally to analyze the Company’s results;

•
This measure is useful for the Company to assess the performance of its employees and business segments because by excluding such costs as interest expense, income taxes and depreciation and amortization expense, many of which are outside of the control of employees, management is better able to evaluate the performance of employees and determine the extent to which they have met performance goals to be eligible for incentive compensation awards; and

•
EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, income taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Accordingly, the Company believes this measure facilitates external comparisons to competitors’ historical operating performance.

EBITDA from continuing operations is not defined under or prepared in accordance with GAAP and should not be considered an alternative to income from continuing operations, which the Company believes is the most comparable GAAP measure, and should not be considered a measures of the Company’s liquidity.  Although the Company uses EBITDA from continuing operations as a financial measure to assess the performance of its business, the use of EBITDA from continuing operations is limited because it does not consider certain material costs necessary to operate the Company’s business. These costs include the cost to service debt, the non-cash depreciation and amortization associated with long-lived assets, the cost of federal and state tax obligations and the operating results of the Company’s discontinued businesses. This presentation of EBITDA may not be comparable to similarly titled measures used by other companies.”

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2009 and 2008
(in thousands, except share amounts)

	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$15,884	$16,538
Restricted cash	4,616	4,698
Accounts receivable, net of allowance for doubtful collection of $578 and $541	3,413	3,031
Inventories	1,278	1,937
Prepaid expenses and other	1,141	1,066
Current portion of deferred tax asset	2,700	-
	29,032	27,270

Property and equipment, net of accumulated depreciation and amortization of $34,928 and $28,623	12,890	16,218
Intangibles, other than goodwill, net of accumulated amortization	3,948	4,588
Deferred tax asset, net of current portion	5,400	-
Other assets	374	804
	$51,644	$48,880

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$7,196	$8,704
Trade payables	5,430	6,484
Accrued expenses	4,622	8,287
Customer deposits	4,558	4,445
Deferred revenues	162	121
	21,968	28,041
Long-term debt, net of current portion	-	3,996
Total Liabilities	21,968	32,037
Stockholders’ equity
Preferred stock, $0.001 par value, authorized 1,000,000 shares, none outstanding
Common stock, $0.001 par value, authorized 100,000,000 shares,42,829,373 and 42,562,805 shares issued	43	43
Additional paid-in-capital	136,970	135,732
Deficit	(104,806)	(116,424)
Accumulated other comprehensive loss	(152)	(129)
Less treasury stock, 1,099,335 shares at cost	(2,379)	(2,379)
	29,676	16,843
	$51,644	$48,880

 Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2009, 2008 and 2007
(in thousands, except per share amounts)

	2009	2008	2007
Revenues
Commissions	$88,320	$82,929	$93,969
Contract revenues	19,841	22,064	23,965
Equipment sales	812	1,133	877
Other	2,407	2,902	3,683
	111,380	109,028	122,494
Costs and expenses
Track fees	50,722	39,303	39,246
Licensing fees	4,254	9,124	19,810
Network operations	3,871	3,928	4,564
Contract costs	14,778	14,794	16,584
Cost of equipment sales	187	466	429
	73,812	67,615	80,633
Gross profit	37,568	41,413	41,861

Operating expenses
General and administrative	17,004	17,752	21,160
Sales and marketing	6,094	5,273	10,009
Research and development	3,306	3,430	3,947
Depreciation and amortization	7,217	8,074	9,117
Impairment write downs	-	11,212	8,000
	33,621	45,741	52,233
Income (loss) from continuing operations before other income (expense) and income tax (benefit)	3,947	(4,328)	(10,372)
Interest income	44	233	642
Interest expense	(780)	(1,244)	(1,796)
Other	487	174	153
Income (loss) from continuing operations before income tax (benefit)	3,698	(5,165)	(11,373)

Income tax (benefit)	(7,938)	658	2,814
Income (loss) from continuing operations	11,636	(5,823)	(14,187)

Discontinued operations
Income (loss) from discontinued operations, net of $731 income tax benefit in 2007	(18)	1,372	(14,231)
Net Income (loss)	$11,618	$(4,451)	$(28,418)

Basic income (loss) per share
Income (loss) from continuing operations	$0.28	$(0.14)	$(0.34)
Income (loss) from discontinued operations	(0.00)	0.03	(0.34)
Net Income (loss)	0.28	(0.11)	(0.68)
Diluted income (loss) per share
Income (loss) from continuing operations	$0.27	$(0.14)	$(0.34)
Income (loss) from discontinued operations	(0.00)	0.03	(0.34)
Net Income (loss)	0.27	(0.11)	(0.68)
Weighted average common shares outstanding
Basic	41,543,528	41,463,470	41,796,218
Diluted	43,840,875	41,463,470	41,796,218

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	2009	2008	2007
Operating activities
Net Income (loss)	$11,618	$(4,451)	$(28,418)
Income (loss) from discontinued operations	(18)	1,372	(14,231)
Income (loss) from continuing operations	11,636	(5,823)	(14,187)
Adjustments to reconcile net income (loss) to net cash provided by operating activities, continuing operations
Depreciation and amortization of property and equipment	6,577	7,332	8,376
Amortization of intangibles	640	742	741
Deferred tax assets	(8,100)	-	1,797
Goodwill, intangibles and fixed asset impairment	-	11,212	8,000
Stock-based compensation	1,037	1,446	898
Bad debt	508	707	1,105
Increase in operating (assets) and liabilities
Restricted cash, Players Trust SM	(141)	32	48
Accounts receivable	(890)	971	430
Inventory	659	148	502
Prepaid expenses	(75)	310	(372)
Other assets	430	213	2,473
Trade payables	(1,053)	(3,375)	(3,783)
Accrued expenses	(3,657)	1,385	(6,737)
Customer deposits	113	(160)	90
Deferred revenues	41	(91)	5
Net cash provided by continuing operations	7,725	15,049	(614)
Net cash (used) by discontinued operations	(21)	(312)	(392)
Net cash provided (used by) operating activities	7,704	14,737	(1,006)

Investing activities
Purchase of property and equipment	(3,280)	(1,384)	(2,482)
Proceeds from sale of property and equipment	31	34
Cash paid for United Tote acquisition, net of $159 cash acquired in 2006	-	-	(4,473)
Other	217	-	(168)
Net cash used in investing activities	(3,032)	(1,350)	(7,123)
Financing activities
Proceeds from issuance of common stock	201	-	-
Proceeds from exercise of stock options and warrants	-	-	353
Purchase of treasury stock	-	(60)	(1,019)
Proceeds from sale-leaseback transaction	-	-	1,065
Proceeds from debt	-	10,752	4,409
Repayment of debt	(5,504)	(14,019)	(11,045)
Other			(88)
Net cash provided (used) by financing activities	(5,303)	(3,327)	(6,325)

Foreign currency translation adjustments	(23)	(73)	(46)
Net increase (decrease) in cash and cash equivalents	(654)	9,987	(14,500)
Cash and cash equivalents at the beginning of period	16,538	6,551	21,051
Cash and cash equivalents at the end of period	$15,884	$16,538	$6,551

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

About Youbet.com, Inc.

Youbet.com, Inc. (NASDAQ: UBET) is a leading domestic online horse racing and horse betting site, the exclusive provider of live horse racing footage and racing results to ESPN.com and CBSSports.com and a leading supplier of totalizator systems to the pari-mutuel industry.  Youbet’s website enables its customers to securely wager on horse races at over 200 racetracks each year worldwide from the convenience of their homes or other locations.  Through its online platform, Youbet offers members real-time wagering, co-mingled track pools, conditional wagering capabilities, high quality live audio/video, up-to-the-minute track information, mobile wagering, race replay library, simultaneous X2 Video multi-race viewing capability and sophisticated ROI-based player analysis tools.  In addition, through its United Tote totalizator systems subsidiary, Youbet provides hardware and software to its track partners, allowing them to process pari-mutuel wagers, issue and pay tickets, and calculate payoff odds.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with Section 21E of the Securities Exchange Act of 1934, as amended, may involve known and unknown risks, uncertainties and other factors that may cause Youbet's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include the timely development and market acceptance of new products and technologies; Youbet's ability to achieve further cost reductions; Youbet's assessment of strategic alternatives for United Tote, including a possible sale, as to which there can be no assurance of success; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be legal in jurisdictions where Youbet currently operates; the limitation, conditioning, or suspension of any of Youbet's licenses; increases in or new taxes imposed on wagering revenues; the adoption of future industry standards; the loss or retirement of key executives; Youbet's ability to meet its liquidity requirements and maintain its financing arrangements; and general economic and market conditions; as well as the risks and uncertainties discussed in Youbet's Form 10-K for the year ended December 31, 2008, and in Youbet's other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

# # #
CONTACT:

Youbet.com, Inc. Jeffrey Grosman 818.668.2384	Integrated Corporate Relations William Schmitt (Investors) 203.682.8200